Exhibit 10.8

LEASE SUMMARY

Lease Date:	April , 2009

Landlord:	91 E. Tasman, LLC

Address of Landlord:	c/o Toeniskoetter & Breeding, Inc. Development 1960 the Alameda, Suite 20 San Jose, CA 95126

Tenant:	Ubiquiti Networks, Inc.

Address of Tenant:	495 Montague Expressway Milpitas, CA 95035

Contact:	Xuelian Chi

Telephone:	(408) 942-3085

Premises Square Footage:	Approximately 18,154 rentable square feet

Building Square Footage:	Approximately 80,317 rentable square feet

Premises Address:	91 East Tasman Drive San Jose, California

Commencement Date:	May 25, 2009

Term:	Three (3) years

Monthly Rent:	Months of Term	Monthly Rent

	1 through 3	$0.00/month
	4 through 12	$24,508.00/month
	13 through 24	$25,416.00/month
	25 through 36	$26,323.00/month
Tenant’s Percentage:	22.60%
Security Deposit:	$26,323.00

10.	Use of the Premises			6
	10.1	Tenant’s Use		6
	10.2	Compliance		6
	10.3	Toxic Materials		6

11.	Quiet Enjoyment			7

12.	Alterations			7

13.	Surrender of the Premises			7

14.	Real Property Taxes			8
	14.1	Payment by Tenant		8
	14.2	Taxes on Tenant Improvements and Personal Property		8
	14.3	Proration		8

15.	Utilities and Services			8

16.	Repair and Maintenance			9
	16.1	Landlord’s Obligations		9
	16.2	Tenant’s Obligations		9
	16.3	Waiver		11
	16.4	Compliance with Government Regulations		12

17.	Liens			12

18.	Landlord’s Right to Enter the Premises			12

19.	Signs			12

20.	Insurance			13
	20.1	Tenant’s Indemnification		13
	20.2	Tenant’s Insurance		13
		20.2.1	Liability	13
		20.2.2	Personal Property	13
	20.3	Special Form Insurance		13
	20.4	Certificates		14
	20.5	Insurance Requirements		14
	20.6	Landlord’s Disclaimer		14

21.	Waiver of Subrogation			14

22.	Damage or Destruction			15
	22.1	Partial Damage Insured		15
	22.2	Partial Damage - Uninsured		15
	22.3	Total Destruction		16
	22.4	Landlord’s Obligations		16
	22.5	Damage Near End of Term		16

23.	Condemnation		16

24.	Assignment and Subletting		17
	24.1	Landlord’s Consent	17
	24.2	Information to Be Furnished	17
	24.3	Landlord’s Alternatives	18
	24.4	Executed Counterpart	18
	24.5	Exempt Sublets	18
	24.6	Sublet Profits	18

25.	Default		18
	25.1	Tenant’s Default	18
	25.2	Remedies	19
	25.3	Landlord’s Default	20

26.	Subordination		20

27.	Notices		21

28.	Attorneys’ Fees		21

29.	Tenant Statements		21
	29.1	Estoppel Certificates	22
	29.2	Financial Statements	22

30.	Transfer of the Property by Landlord		22

31.	Landlord’s Right to Perform Tenant’s Covenants		22

32.	Tenant’s Remedy		22

33.	Mortgagee Protection		23

34.	Brokers		23

35.	Acceptance		23

36.	Recording		23

37.	Quitclaim		23

38.	Modifications for Lender		23

39.	Parking		23

40.	Roof Rights		23

41.	General		25
	41.1	Captions	25

41.2	Executed Copy	25
41.3	Time	25
41.4	Separability	25
41.5	Choice of Law	25
41.6	Gender, Singular, Plural	25
41.7	Binding Effect	25
41.8	Waiver	25
41.9	Entire Agreement	26
41.10	Authority	26
41.11	Exhibits	27

TABLE OF EXHIBITS

EXHIBIT A	The Premises
EXHIBIT B	The Property
EXHIBIT C	Work Letter Agreement

-v-

STANDARD MULTI-TENANT LEASE – TRIPLE NET

THIS LEASE (the “Lease”), for reference purposes only dated April     , 2009, is entered into by and between 91 E. Tasman, LLC, a California limited liability company (“Landlord”), whose address is c/o Toeniskoetter & Breeding, Inc. Development, 1960 The Alameda, San Jose, California 95126 and Ubiquiti Networks, Inc., a California corporation (“Tenant”), whose address is 495 Montague Expressway, Milpitas, California 95035.

1. Basic Lease Provisions.

1.1 Premises. Those premises consisting of approximately eighteen thousand nine hundred fifty-four (18,154) rentable square feet in the Building located at 91 East Tasman Drive, in the City of San Jose (“City”), Santa Clara County, California, as approximately shown on the floor plan attached hereto as EXHIBIT A (THE “Premises”).

1.2 Building. That certain two-story building consisting of approximately eight thousand three hundred seventeen (80,317) rentable square feet, commonly known as 91 East Tasman Drive, San Jose, California.

1.3 Commencement Date. May 25, 2009.

1.4 Term. Three (3) years.

1.5 Use. General office and administrative purposes, research and development and any other legal purpose for which the Premises may be used.

1.6 Monthly Rent. Net Monthly Rent (“Monthly Rent”) shall be paid in accordance with the following schedule:

Months of Term	Monthly rent
1 through 3	$0.00/month
4 through 12	$24,508.00/month
13 through 24	$25,416.00/month
25 through 36	$26,323.00/month

1.7 Security Deposit. $26,323.00

1.8 Property. The real property located at 91 East Tasman Drive, San Jose, California, together with the Building, all as approximately shown on the site plan attached hereto as EXHIBIT B.

1.9 Brokers. CPS Corfac International (“Broker”).

1.10 Business Day. “Business Day” means days on which banks are generally open in the State of California.

2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

3. Definitions. The following terms shall have the following meanings in this Lease:

3.1 Alterations. Any alterations, additions or improvements made in, on or about the Building by Tenant after the Commencement Date, including but not limited to, lighting, heating ventilating, air conditioning, electrical, partitioning, drapery and carpentry installations.

3.2 Commencement Date. The Commencement Date of this Lease shall be the first day of the Term determined in accordance with Paragraph 4.1.

3.3 HVAC. Heating, ventilating and air conditioning.

3.4 Interest Rate. Ten percent (10%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

3.5 Landlord’s Agents. Landlord’s authorized agents, partners, subsidiaries, director, officers, and employees.

3.6 Outside Area. All areas and facilities within the Property, exclusive of the Building, including without limitation, parking areas, access and perimeter roads, sidewalks, landscaped areas, service areas, trash disposal facilities, and similar areas and facilities, subject to the reasonable rules and regulations and changes therein from time to time promulgated by Landlord governing the use of the Outside Area.

3.7 Real Property Taxes. Any form of assessment, license, fee, rent tax, levey, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the director or indirect power to tax, or by any city, county, state or federal government or any improvement of other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or any part hereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in all or any part of the Property; or (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties.

3.8 Rent. The net Monthly Rent plus the Additional Rent described in Paragraph 5.2.

3.9 Sublet. Any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant’s interest in the Lease or any portion thereof.

3.10 Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

3.11 Tenant Improvements. Those improvements to the Premises to be constructed by Landlord pursuant to the terms of the Work Letter Agreement attached hereto as EXHIBIT C.

3.12 Tenant’s Agents. Tenant’s authorized agents, partners, subsidiaries, directors, officers, and employees.

3.13 Tenant’s Percentage. “Tenant’s Percentage” shall be that percentage determined by dividing the rentable area of the Premises by the total rentable area of the Building and multiplying the result by 100. Tenant’s Percentage is agreed to be twenty-two and 60/100ths percent (22.60%) for the purpose of this Lease.

3.14 Tenant’s Personal Property. Tenant’s trade fixtures, furniture, equipment and other personal property in the Premises.

4. Lease Term.

4.1 Term. The Term shall be three (3) years, commencing on May 25, 2009 (“Commencement Date”) and terminating May 24, 2012, unless sooner terminated. Tenant agrees that if Landlord, for any reason whatsoever, is unable to deliver possession of the Premises to Tenant by May 25, 2009, then, except as expressly provided in Paragraph 4.2 below, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, nor shall this Lease be void or voidable. In such event, the Commencement Date, termination date and all other dates of this Lease shall be extended to conform to the date of Landlord’s tender of possession of the Premises to Tenant and Tenant shall not be obligated to pay Monthly Rent hereunder until the date that is three (3) months from the date that possession of the Premises is tendered to Tenant and Tenant shall not be obligated to pay any Additional Rent hereunder until the date that possession of the Premises is tendered to Tenant.

4.2 Delays. Except to the extent the Commencement Date is delayed due to Tenant’s failure to timely review and approve the final Plans and Specifications for the Tenant Improvements, if Landlord does not deliver possession of the premise to Tenant by May 25, 2009, then Landlord shall reimburse Tenant for the holdover rent actually charged to Tenant by, and paid by Tenant to, the landlord under the lease for Tenant’s current premises located at 495-499 Montague Expressway, Milpitas, California (the “Montague Lease”) as a result of Tenant’s holdover at such location, for the period commencing on the later of (a) May 26, 2009 and (b) the expiration of the term of the Montague Lease, and ending on the Commencement Date. Landlord and Tenant acknowledge that the holdover rent (i.e., base rent and additional rent) payable by Tenant under the Montague Lease will be $15,824.00 per month ($7,912 x 200%), pro rated on a daily basis (the “Holdover Rent”). The foregoing rights to payment of Tenant’s Holdover Rent under the Montague Lease shall be Tenant’s sole and exclusive remedy in the event Landlord fails to substantially complete the Tenant Improvements by May 25, 2009. In no event shall Landlord be liable to Tenant for any damages or losses that Tenant may suffer or incur as a result of any such delay in substantial completion of the Tenant Improvements other than the Holdover Rent.

4.3 Early Entry. If Tenant is permitted to occupy the Premises prior to the Commencement Date for the purpose of fixturing or any other purpose permitted by Landlord, such early entry shall be at Tenant’s sole risk and subject to all the terms and provisions hereof, except for the payment of Monthly Rent which shall commence on the first day of the fourth (4th) month of the Term. Landlord shall have the right to impose such additional conditions of Tenant’s early entryas Landlord shall deem appropriate.

5. Rent.

5.1 Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, commencing on the Commencement Date and continuing thereafter on the first (1st) day of each calendar month throughout the Term, net Monthly Rent in the amounts set forth in Paragraph 1.6, except that the net Monthly Rent due for the fourth month of the Term shall be paid upon execution of this Lease by Tenant. Net monthly Rent shall be payable in advance, without abatement, deduction, claim, offset, prior notice or demand, except as otherwise specifically provided herein.

5.2 Additional Rent. This Lease is intended to be a triple net lease. All monies required to be paid by Tenant under this Lease, including, without limitation, Real Property Taxes pursuant to Paragraph 14, insurance premiums pursuant to Paragraph 20, and Operating Expenses pursuant to Paragraph 16.3, shall be deemed Additional Rent (“Additional Rent”) and shall be paid to Landlord monthly on or before the first day of each month of the Term.

6. Late Payment Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Therefore, notwithstanding the notice provision in Paragraph 25.1.1, if any installment of Rent or any other charge due from Tenant is not received by Landlord within five (5) days after the date such Rent or other charge is due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant.

Initials:

/s/ illegible	/s/ RJR
Landlord	Tenant

7. Security Deposit. Tenant shall deposit with Landlord upon execution of this Lease the Security Deposit for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any Rent or other sum in default, the repair of such damage to the Premises or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. If any portion of the Security Deposit is so applied, Tenant shall, within ten (10) days after written demand therefor describing in reasonable detail Landlord’s deduction of any amounts from the Security Deposit to its original amount. If Tenant is not otherwise in default, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of termination of the Lease and surrender of the Premises by Tenant.

8. Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only and not a renewal hereof or any extension for any further term, and in such case, the net Monthly Rent shall be one hundred fifty percent (150%) of the net Monthly Rent payable during the last month of the Term and such month-to-month tenancy shall be subject to every other term, covenant and agreement of this Lease. If Tenant fails to surrender the Premises upon the expiration of the Term despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation any claim made by a succeeding tenant, resulting from Tenant’s failure to surrender.

9. Condition of Premises.

9.1 Construction of Tenant Improvements. Landlord shall construct the Tenant Improvements to the Premises pursuant to the Work Letter Agreement attached as EXHIBIT C. Within ten (10) days after the Commencement Date, Tenant shall conduct a walk-through inspection of the Premises with Landlord and complete a punch-list of any incomplete or defective work. The punch-list to be prepared by Tenant shall not include any damage to the Premises caused by Tenant’s move-in, which damage shall be repaired or corrected by Tenant, at its expense. If Tenant fails to submit a punch-list to Landlord within such 10-day period, it shall be deemed that there are no items needing additional work or repair. Landlord’s contractor shall complete all reasonable punch-list items within thirty (30) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punch-list items, Landlord shall so notify Tenant. Tenant shall approve such completed items in writing to Landlord. If Tenant fails to reasonably approve such items within fifteen (15) days of notice of completion by Landord, such items shall be deemed approved by Tenant. Tenant acknowledges that neither Landlord nor its Agents have agreed to undertake any Alternation or construct any Tenant Improvements to the Premises except as expressly provided in this Lease.

9.2 Landlord’s Representations. Landlord represents to Tenant that on the Commencement Date the electrical, telephone and Internet communications, lighting, plumbing, water and gas and HVAC systems serving the Building and the Premises shall be in good working condition and repair, and that, to the Premises (including any Tenant Improvements and common Areas) are in compliance with all laws, rules, orders, ordinances, regulations and requirements of all government agencies applicable to the Premises (including the Tenant Improvements and Common Areas) as of such date. Subject to the foregoing representations and

Landlord’s completion of the Tenant Improvements, including any punch-list items, if applicable, by taking possession of the Premises, Tenant shall be deemed to have accepted the Premises in good, clean condition and repair. Tenant acknowledges that, except as expressly set forth herein, and in Paragraph 10.3 below, neither Landlord nor Landlord’s Agents have made any representation or warranty with respect to the Premises or the Property or with respect to the suitability of either for the conduct of Tenant’s business.

10. Use of the Premises.

10.1 Tenant’s Use. Tenant shall use the Premises solely for the purposes specified in Paragraph 1.5 and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld.

10.2 Compliance. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of duly constituted public authorities now in force or which may hereafter be in force, or the requirements of the Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use of occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any other tenant of Landlord or any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials ore refuse or allow such to remain outside the Building proper, except in the enclosed trash areas provided, if any. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building.

10.3 Toxic Materials. Tenant, at its sole cost, shall comply with all laws relating to the storage, use and disposal of hazardous, toxic or radioactive matter, including those materials identified in 22 California Code of Regulations Sections 66261.1 et seq., as they may be amended from time to time (collectively “Toxic Materials”). If Tenant does store, use or dispose of any Toxic Materials, other than office supplies and cleaning supplies typically used for general office purposes, Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord and its Agents harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the storage, use and/or disposal of any Toxic Materials in, on or under the Premises or the Property by Tenant, its agents, employees or invitees. Tenant shall further be solely responsible for and shall defend, indemnify and hold Landlord and its Agents harmless from and against any and all claims, costs, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials necessary to return the Premises and the Property and any other property of whatever nature to their condition existing prior to the appearance of any such Toxic Materials on the Premises. Tenant’s obligations hereunder shall survive the termination of this Lease. Landlord represents to Tenant that, to the best of Landlord’s actual knowledge, there are no Toxic Materials present in, on or under the Premises or the Property as of the date of this Lease. Landlord shall be solely responsible for and shall defend, indemnify and hold Tenant harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with (a) any Toxic Materials that may be present in, on or under the Premises or the Property as of the Commencement Date, or (b) the storage, use and/or disposal of any Toxic Materials in, on or under the Premises or the Property by Landlord, its agents, employees or invitees. Landlord’s obligations hereunder shall survive the termination of this Lease.

11. Quiet Enjoyment. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

12. Alterations.

12.1 General. After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Building, except for nonstructural Alterations not exceeding Five Thousand and no/100ths Dollars ($5,000.00) in cost, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and according to plans and specifications reasonably approved in writing by Landlord. Notwithstanding the foregoing, Tenant shall not, without the prior written consent of Landlord, make any (i) alterations to the exterior of the Building; (ii) alterations to and penetrations of the roof of the Building; or (iii) alterations visible from outside the Building to which Landlord may withhold Landlord’s consent on wholly aesthetic grounds. All Alterations shall be installed at Tenant’s sole expense, in compliance with all applicable laws and permit requirements by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall not diminish the value of either the Building or the Premises. All Alterations made by Tenant shall be and become the property of Landlord upon installation and shall not be deemed Tenant’s Personal Property; provided, however, that Landlord may, at Landlord’s option, upon the expiration or earlier termination of this Lease, require Tenant to remove, at Tenant’s expense, any or all Alterations installed by Tenant. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear excepted and subject to the provisions of Paragraph 22. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises.

12.2 Security Access System. Tenant may install at its own cost and expense a security system, including security cameras and a system for controlled access through the use of key cards or RFI cards or similar devices (“Security Equipment”), for limiting and monitoring each of the points of ingress and egress to the Premises as well as the main entrance to the Building; provided, that with respect to any general access entrance to the Building, Tenant shall use commercially reasonable efforts to install Security Equipment that is compatible with other tenants in the Building. Tenant shall submit to Landlord for Landlord’s approval (which approval shall not be unreasonably, withheld, conditioned or delayed) plans for the proposed Security Equipment, including, without limitation, detailed information regarding the systems, locations, manner of attachment and method of tying in to the existing Building systems. Notwithstanding anything in this Lease to the contrary, upon the expiration or earlier termination of this Lease, Landlord shall have no right to require Tenant to leave the Security Equipment in the Building, and Tenant shall remove, at Tenant’s expense, all Security Equipment and related wiring and components and repair any and all damage to the Premises or the Building caused by such removal and return the Premises and the Building to their condition as of the Commencement Date, normal wear and tear excepted and subject to the provisions of Paragraph 22.

13. Surrender of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear and fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting located in the Premises in good order and repair, including replacement of any burned out or broken light bulb or ballasts, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all of Tenant’s Alterations required to be removed pursuant to Paragraph 12, and all Tenant’s Personal Property and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant’s Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord.

14. Real Property Taxes.

14.1 Payment by Tenant. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of the Real Property Taxes for the Property as set forth on the most current County assessor’s tax statement for the Property. Commencing with the Commencement Date, Tenant shall reimburse Landlord monthly, on the first day of each calendar month of the Term, one-twelfth (1/12th) of Tenant’s Percentage of the annual Real Property Taxes for the applicable fiscal year, prorated for any partial month. If any Real Property Taxes increase from time to time due to a new tax statement from the County assessor, Tenant shall pay Tenant’s Percentage of such increase within thirty (30) days after receipt of a statement from Landlord. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for purposes of this Lease.

14.2 Taxes on Tenant Improvements and Personal Property. Notwithstanding any other provision hereof, Tenant shall pay the full amount of any increase in Real Property Taxes during the Term resulting from any and all Alterations and Tenant Improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s

Personal Property in, on or about the Premises. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.

14.3 Proration. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term.

15. Utilities and Services. Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, sewer, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Any utilities that are not separately metered to the Premises shall be charged to Tenant on an equitable basis as reasonably determined by Landlord. Landlord shall not be liable in damages, consequential or otherwise, nor shall there be any Rent reduction, Rent abatement or right of Tenant to terminate this Lease, as result of any failure or interruption of any utility service or other service furnished to the Premises. Landlord shall use diligent efforts to promptly correct any failure or interruption caused by the act or neglect of Landlord.

16. Repair and Maintenance.

16.1 Landlord’s Obligations. Landlord shall at all times and at its own expense clean, keep and maintain in good safe and sanitary order, condition and repair the foundation of the Building, the concrete sub-flooring, the structural elements of the roof, the structural condition of exterior and load-bearing walls, and any underground utilities serving the Building, except for any damage thereto caused by the negligence or willful acts or omissions of Tenant or of Tenant’s agents, employees or invitees, or by reason of the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease, or cause by Alterations made by Tenant or by Tenant’s agents, employees or contractors, which shall be Tenant’s responsibility. Landlord shall also maintain, repair and replace the roof membrane of the Building, the Building elevator, the HVAC system, and the Outside Area and Tenant shall reimburse Landlord for Tenant’s Percentage of the costs thereof as provided in paragraph 16.3. [At Landlord’s option, Landlord shall have the right to require Tenant to maintain, repair and replace the HVAC system for the Premises. In such case, Tenant shall cause the HVAC system for the Premises to be maintained in good condition at all times and Tenant shall obtain an HVAC system preventative maintenance contract with monthly service which shall be subject to the reasonable approval of Landlord and paid for by Tenant and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventative maintenance. If Tenant is performing the repair and maintenance of the HVAC system, Tenant shall have the benefit of all warranties available to Landlord regarding such equipment.] It is a condition precedent to all obligations of Landlord to repair under this Paragraph 16.1 that Tenant shall have notified Landlord in writing of the need for any repairs.

16.2 Tenant’s Obligations. Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the Premises which is not within Landlord’s obligation pursuant to Paragraph 16.1. Tenant’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, all equipment, fixtures, interior walls, floors, ceilings, interior windows, store front, doors, entrances, plateglass, showcases, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, any automatic fire extinguisher equipment within the Premises, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Tenant shall provide at Tenant’s expense all janitorial service to the Premises and all pest control within the Premises. All glass is at the sole risk of Tenant, and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality.

16.3 Tenant to Pay Operating Expenses. Tenant shall pay, as Additional Rent, Tenant’s Percentage of all reasonable costs and expenses paid or incurred by Landlord during the Term in maintaining, repairing and managing the Building and the Outside Area (the “Operating Expenses”). Operating Expenses may include, without limitation, the cost of labor, materials, supplies and services used or consumed in operating, maintaining, repairing and replacing, as necessary, the Building systems (including the HVAC system), the roof membrane (including annual inspections and preventive maintenance work on the roof), exterior windows, exterior walls and the Outside Area, including landscaping and sprinkler systems, concrete walkways and paved parking areas, signs and site lighting; all utilities provided to the Outside Area; any utilities to the Building that are not separately metered to the Premises; any alterations or improvements required by governmental authority; and a reasonable management fee. Any Operating Expenses that constitute capital expenditures (e.g., replacement of HVAC systems) shall be amortized over their useful life in accordance with generally accepted accounting principles. Operating Expenses that are allocated to the Building by Landlord or any party retained by Landlord for the management of the Building as a portion of expenses that are allocable by Landlord and/or any manager to the Building and one or more other properties owned and/or managed by Landlord and/or any manager of the Building, shall be apportioned in good faith between the Building and such other properties, and Landlord shall provide Tenant along with any statements with respect to the calculation of Operating Expenses the reasonable basis and method of determination of such apportionment between the Building and any other property. Operating Expenses shall not include: (a) capital expenditures (other than the amortized cost over the useful life of the item); (b) depreciation; (c) principal payments of mortgage or other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds; (e) costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Real Property Taxes, insurance premiums or other building Operating Expenses; (h) organizational, legal, accounting and other similar expenses of creating or operating the entity that constitutes Landlord (as distinguished from expenses of operating the Property); (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases; or (j) wages, salaries, fees or fringe benefits (“Labor Costs”) paid to executive personnel or officers or partners of Landlord (provided, however, that if such individuals provide services directly related to the operation, maintenance or ownership of the Property that, if provided directly by a general manager or property manager or his or her general support staff, would normally be chargeable as an operating expense of a comparable office building, then, subject to the second sentence of the preceding paragraph, the Labor Costs of such individuals may be included in Operating Expenses to the extent of the percentage of their time that is spent providing such services to the Property).

16.4 Monthly Payments. From and after the Commencement Date, Tenant shall pay to Landlord on the first day of each calendar month of the Term an amount estimated by Landlord to be Tenant’s Percentage of the monthly Operating Expenses which for the first twelve (12) months of the term are estimated to be equal to $0.27 per square foot per month (“Estimated First Year Expenses”). The foregoing estimated monthly charges may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord’s experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of such adjustment. Within one hundred twenty (120) days following the end of each calendar year Landlord shall finish Tenant a statement of the actual Operating Expenses (“Actual Expenses”), Real Property Taxes and Insurance (“Additional Rent Statement”) for the calendar year and the payments made by Tenant with respect to such period. If Tenant’s payments for the Operating Expenses do not equal the amount of the Actual Expenses, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement; provided, however, that in no event shall Tenant’s Percentage of the Actual Expense increase by more than five percent (5%) per annum, meaning the amount of such Actual Expenses as measured against the Estimated First Year Expenses for the first twelve months of the Term and thereafter Tenant’s Actual Expenses for the preceding twelve (12) months period. If Tenant’s payments exceed the Actual Expenses, Landlord shall either offset the excess against the Operating Expenses next thereafter to become due to Landlord if such amount is less than the Monthly Rent, or shall refund the amount of the overpayments to Tenant, in cash. There shall be appropriate adjustments of the Operating Expenses as of the Commencement Date and expiration of the Term.

16.5 Landlord’s Records. Within 60 days after receiving any Additional Rent Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Operating Expenses, Real Property Taxes and Insurance for the year to which such Additional Rent Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within 60 days after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below); Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 60 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Additional Rent Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any expense year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Additional Rent Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review; provided, however, that if Landlord and Tenant determine that the sum of Additional Rent for the year in question was overstated by more than five percent (5%), Landlord, within thirty (30) days shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any uncured Default for failure to pay Rent exists. If, for any expense year, Landlord and Tenant determine that the sum of Tenant’s Percentage of the Actual Expenses, Real Property Taxes and/or Insurance is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination.

16.6 Waiver. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

16.7 Compliance with Government Regulations. Tenant shall, at its cost, comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including state, municipal, County and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of the Premises.

17. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including reasonable attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice reasonably deemed proper by Landlord. If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so and Tenant shall reimburse Landlord upon demand. Such reimbursement shall include all sums incurred by Landlord including Landlord’s reasonable attorneys’ fees, with interest thereon at the Interest Rate.

18. Landlord’s Right to Enter the Premises. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times with reasonable notice, except for emergencies in which case no notice shall be required, to inspect the same, to post Notices of Nonresponsibility and similar notices, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant’s obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord, and at any reasonable time within one hundred eighty (180) days prior to the expiration of the Term, to place upon the Building or in the Outside Area ordinary “For Lease” signs and to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to cause the least possible interference with Tenant’s business.

19. Signs. Subject to Tenant’s receipt of all necessary governmental approvals, and Landlord’s reasonable approval of the size, design, and materials for Tenant’s proposed signage, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install Tenant identification signage on (a) the Building exterior at a location to be designated by Landlord, and (b) the multi-tenant monument sign provided by Landlord in the Outside Area; provided, however, that Tenant’s identification signage on the multi-tenant monument sign shall be limited to Tenant’s Percentage of the overall area of such monument sign. All costs associated with Tenant’s signage, including installation, maintenance, repair and removal, shall be paid by Tenant. Tenant shall remove all of its signage from the Building and the monument sign upon the expiration or sooner termination of this Lease and shall repair any damage to the Building and/or the monument sign caused by the installation and/or removal of Tenant’s signage. If Tenant fails to maintain its signs, or, if Tenant fails to remove its signs upon termination of this Lease, Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amounts shall be deemed Additional Rent.

20. Insurance.

20.1 Tenant’s Indemnification. Subject to the provisions of Paragraph 21, Tenant hereby agrees to defend, indemnify and hold harmless Landlord and Landlord’s Agents from and against any and all damage, loss, liability or expense including, without limitation, reasonable attorneys’ fees and legal costs suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons (“Claims”) to the extent any such Claim arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises or any part thereof and adjacent areas by the Tenant, the acts or omissions of the Tenant, Tenant’s agents, or any contractors brought onto the Premises by Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents or third parties other than Tenant, Tenant’s agents, or any contractors brought onto the Premises by Tenant. Tenant agrees that the obligations assumed herein shall survive this Lease.

20.2 Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord which afford the following coverage:

20.2.1. Liability. Commercial general liability insurance in an amount not less than Three Million Dollars ($3,000,000) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, products liability, and fire damage legal (in an amount not less than Three Million Dollars ($3,000,000)), naming Landlord and its Agents as additional insureds.

20.2.2. Personal Property. Special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant’s Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO special form.

20.3 Special Form Insurance. During the Term Landlord shall maintain special form property insurance, including inflation endorsement, sprinkler leakage endorsement and, at Landlord’s option, earthquake coverage, on the Building, excluding coverage of all Tenant’s Personal Property located on or in the Building but including the Tenant Improvements. Such insurance shall also include insurance against loss of rents on a special form basis, including earthquake, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insureds and include a lender’s loss payable endorsement in favor of Landlord’s lender (Form 438 BFU Endorsement). Tenant shall reimburse Landlord monthly, as Additional Rent, on the first day of each calendar month of the Term, for Tenant’s Percentage of one-twelfth (1/12th) of the annual cost of such insurance, prorated for any partial month, or on such other periodic basis as Landlord shall elect. If the insurance premiums are increased after the Commencement Date due to an increase in premium rates, an increase in the valuation of the Building its replacement cost, Tenant shall pay Tenant’s Percentage of such increase within ten (10) days of notice thereof.

20.4 Certificates. Tenant shall deliver to Landlord at least thirty (30) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least thirty (30) days prior to expiration of each such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. The certificates shall expressly provide that the interest of Landlord therein shall not be affected by any breach of Tenant of any policy provision for which such certificates evidence coverage. All certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given Landlord in the event of cancellation of the coverage evidenced by such certificates.

20.5 Insurance Requirements. All insurance shall be in a form satisfactory to Landlord and shall be carried with companies that have a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days’ prior written notice to Landlord; and shall be primary as to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, upon written notice to Tenant, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord. Such reimbursement shall include all sums incurred by Landlord, including Landlord’s reasonable attorneys’ fees and costs, with interest thereon at the Interest Rate.

20.6 Landlord’s Disclaimer. Landlord and its Agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Building, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever, unless caused by or due to the gross negligence or willful misconduct of Landlord. Landlord and its Agents shall not be liable for interference with the light, air, or any latent defect in the Premises. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

21. Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policies which may be in force at the time of such loss or damage, even if such damage may have been caused by the negligence of the other party, its agents or employees. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

22. Damage or Destruction.

22.1 Partial Damage Insured. If the Premises (or Common Areas necessary for access to the Premises) are damaged by any casualty which is covered under the special form insurance carried by Landlord pursuant to Paragraph 20.3 (“Covered Casualty Event”), then Landlord shall restore such damage, provided insurance proceeds are available to pay at least ninety-five percent (95%) or more of the cost of restoration and provided such restoration can be completed within one hundred twenty (120) days after the commencement of the work in the reasonable opinion of a registered architect or engineer appointed by Landlord for such determination. If insurance proceeds are not available to cover ninety-five percent (95%) or more of the cost of restoration or the estimated period for restoration exceeds one hundred twenty (120) days, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after determination of the estimated period for restoration. In such event, this Lease, if not otherwise so terminated, shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent while such restoration takes place, such proportionate reduction to be based upon the extent to which the restoration efforts interfere with Tenant’s use of the Premises, as reasonably agreed upon between Tenant and Landlord. Any dispute between Landlord and Tenant as to the amount of such rent reduction shall be resolved by arbitration, and such arbitration shall comply with and be governed by the California Arbitration Act Sections 1280 through 1294.2 of the California Code of Civil Procedure. If it is anticipated by Landlord that such restoration cannot be completed within one hundred twenty (120), Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after receipt of written notice of the estimated repair period. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction, but not later than thirty (30) days following such Covered Casualty Event. If neither Landlord nor Tenant terminates this Lease as permitted herein,

Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements. The Landlord repairs shall restore the Premises and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Covered Casualty Event occurred. If, however, this Lease is terminated by either party, Landlord shall refund to Tenant any Rent previously paid by Tenant that is allocable to the period after the date of damage or destruction.

22.2 Partial Damage - Uninsured. If the Premises (or Common Areas necessary for access to the Premises) are damaged by a casualty not covered by Landlord’s insurance (an “Uncovered Casualty Event”), or the proceeds of available insurance are less than ninety-five percent (95%) of the cost of restoration, or the restoration cannot be completed within one hundred twenty (120) days after the commencement of work, in the reasonable opinion of the registered architect or engineer appointed by Landlord for such determination, then Landlord shall have the option either to: (i) repair or restore such damage, this Lease continuing in full force and effect, but the Rent to be proportionately abated as provided in Paragraph 22.1; or (ii) give notice to Tenant at any time within thirty (30) days after such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after giving such notice. If notice of termination is given, this Lease shall expire and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the Rent, reduced by any proportionate reduction based upon the extent, if any, to which such damage interfered with the use of the Premises by Tenant, shall be paid to the date of such termination. If it is anticipated by Landlord that such restoration cannot be completed within one hundred twenty (120) days after commencement of work, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after receipt of written notice of the estimated repair period. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction, but not later than thirty (30) days following such Uncovered Casualty Event. If neither Landlord nor Tenant terminates this Lease as permitted herein, Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements. The Landlord repairs shall restore the Premises and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Uncovered Casualty Event occurred. If, however, this Lease is terminated by either party, Landlord shall refund to Tenant any Rent previously paid by Tenant that is allocable to the period after the date of damage or destruction.

22.3 Total Destruction. If the Premises are totally destroyed or the Premises cannot be reasonably restored under applicable laws and regulations or due to the presence of hazardous factors such as earthquake faults, chemical waste and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage.

22.4 Landlord’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of any panelings, decorations, partitions, railings, floor coverings, office fixtures which are Alterations or Personal Property installed in the Premises by Tenant or at the expense of Tenant. Except for abatement of Monthly Rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.

22.5 Damage Near End of Term. Anything herein to the contrary notwithstanding, if the Premises are destroyed or significantly damaged during the last nine (9) months of the Term, then Landlord may cancel and terminate this Lease as of the date of the occurrence of such damage. If such damage substantially interferes with Tenant’s use of the Premises, then Tenant may cancel and terminate this Lease as of the date of the occurrence of such damage. If neither Landlord nor Tenant elects to so terminate this Lease, the repair of such damage shall be governed by the other provisions of this Paragraph 22.

23. Condemnation. If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord’s and Tenant’s mutual reasonable judgment, result in the Premises being suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or Building or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant’s continued occupancy for the uses permitted by this Lease shall be submitted into arbitration and such arbitration shall comply and be governed by the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this paragraph. If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken. If the Premises are so partially taken the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant’s use and occupancy of the Premises is reduced. If the parties disagree as to the suitability of the Premises for Tenant’s continued occupancy or the amount of any applicable Rent reduction, the matter shall be resolved by arbitration. No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s Personal Property, for the interruption of Tenant’s business, or its moving costs, or for the loss of its good will. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent except to the extent of interference with Tenant’s use of the Premises and to the extent covered by rent abatement insurance; provided, however, that in any event Rent shall not be abated if Tenant is separately and ,directly compensated for such interference by the condemning authority. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this paragraph.

24. Assignment and Subletting.

24.1 Landlord’s Consent. Except as permitted tinder Paragraph 24.5 below, Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from personal liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.

24.2 Information to Be Furnished. If Tenant desires at any time to Sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

24.3 Landlord’s Alternatives. At any time within fifteen (15) days after Landlord’s receipt of the information specified in Paragraph 24.2, Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant; (ii) to refuse its consent to the Sublet Mating the reasonable grounds therefor, or (iii) elect to terminate this Lease as of the date the Sublet would be effective. Notwithstanding the foregoing, if Landlord elects to terminate this Lease as of the date the Sublet would be effective as provided in clause (iii) of the immediately preceding sentence, Tenant shall have the right to withdraw its request for Landlord’s consent to the Sublet by providing written notice of such withdrawal (“Withdrawal Notice”) within five (5) days after Tenant’s receipt of Landlord’s notice of its election to terminate this Lease. If Tenant timely delivers a Withdrawal Notice, then Tenant shall not enter into the Sublet and this Lease shall remain in full force and effect as if Tenant’s original request for consent to the Sublet had not been delivered. If Tenant does not timely deliver a Withdrawal Notice after receiving written notice of Landlord’s election to terminate this Lease, then this Lease shall terminate as of the date the Sublet would be effective. If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 24.2.

24.4 Executed Counterpart. No Sublet shall be valid nor shall any Subtenant take possession of the Premises until an executed counterpart of the Sublet agreement has been delivered to Landlord.

24.5 Exempt Sublets. Notwithstanding the above, Landlord’s prior written consent shall not be required for a Sublet to an entity which controls, is controlled by, or is under common control with, Tenant, provided that Tenant gives Landlord notice of any such Sublet. Landlord shall not be entitled to any Sublet profits received by Tenant in connection with any such Sublet. An assignment or other transfer of this Lease to a purchaser of all or substantially all of the assets of Tenant shall be deemed a Sublet requiring Landlord’s prior written consent, which consent shall not be unreasonably withheld.

24.6 Sublet Profits. Except as provided in Paragraph 24.5, if the Rent received by Tenant from any Sublet, after first deducting Tenant’s reasonable brokerage commissions paid in connection therewith, exceeds the Rent payable by Tenant under this Lease, Tenant shall pay fifty percent (50%) of such excess to Landlord monthly as Additional Rent.

25. Default.

25.1 Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following events shall occur:

25.1.1. If Tenant fails to pay Rent or any other sum required to be paid hereunder within three (3) days after written notice from Landlord; provided, however, that any such notice given pursuant to the requirements of Section 1161 of the California Code of Civil Procedure regarding unlawful detainer actions shall be deemed to be in lieu of, and not in addition to, any notice that may be required hereunder; or

25.1.2. If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after receipt of written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

25.1.3. If Tenant assigns its assets for the benefit of its creditors; or

25.1.4. If a court shall make or enter any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

25.2 Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

25.2.1. Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

25.2.2. Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all reasonable costs Landlord incurs in reletting the Premises or any part thereof; including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlords interest under this Lease shall not constitute a termination of Tenants right to possession. On termination, Landlord has the right to remove all Tenant’s Personal Property and store same at Tenants cost and to recover from Tenant as damages:

(a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any reasonable costs of expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs reasonably necessary or appropriate to relet the Premises; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Paragraphs 25.2.2(a) and 25.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Paragraph 25.2.2(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

25.2.3. Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

25.3 Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

26. Subordination.

(a) General. This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) shall require that this Lease to be prior and superior thereto, within ten (10) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Subject to section (b) below, Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, so long as Tenant is not in default, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) days after Landlord’s written request, and concurrent with the receipt by Tenant of the Non-Disturbance Agreement specified in subsection (b) below, Tenant shall execute any and all documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so and Holder has issued the Non-Disturbance Agreement, it shall be deemed that this Lease is so subordinated. Notwithstanding anything to the contrary set forth in this paragraph, Tenant hereby atoms and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.

(b) Non-Disturbance Agreement. Tenant’s agreement to subordinate this Lease as described in subsection (a) above shall not be effective unless Landlord has provided Tenant with a non-disturbance agreement from the Holder (“Non-Disturbance Agreement”) which such Non-Disturbance Agreement shall be on the Holder’s standard form. Tenant shall have seven (7) days after Tenant’s receipt of Holder’s proposed Non-Disturbance Agreement to negotiate with Holder any changes requested by Tenant; provided, however, that Tenant shall not be excused from its obligation to subordinate this Lease as described in subsection (a) above if Holder is unwilling to incorporate any revisions requested by Tenant.

(c) Upon the execution of this Lease, Landlord shall request a Non-Disturbance Agreement from the existing Holder.

27. Notices. Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by mail or by Federal Express or other reputable overnight courier service. If given by mail, such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth in the first paragraph of this Lease. After the Commencement Date, the address of Tenant shall be the address of the Premises. Either party may change its address by giving notice of same in accordance with this paragraph.

28. Attorneys’ Fees. If either party brings any action; legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.

29. Tenant Statements. Tenant shall within ten (10) days following written request by Landlord:

29.1 Estoppel Certificates. Execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, and (c) evidencing the status of the Lease as may be required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord, Tenant’s failure to deliver an estoppel certificate within ten (10) days after delivery of Landlord’s written request therefor shall be conclusive upon Tenant (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are now no uncured defaults in Landlord’s performance and (c) that no Rent has been paid in advance.

29.2 Financial Statements. Deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statements year, including a balance sheet and profit and loss statement for the most recent prior year, all prepared by a certified public accountant.

30. Transfer of the Property by Landlord. In the event of any conveyance of all or any portion of the Property and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment, provided such transferee assumes Landlord’s obligations under this Lease, and Tenant agrees to attorn to such transferee.

31. Landlord’s Right to Perform Tenant’s Covenants. If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease, provided that Landlord has delivered to Tenant written notice, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant upon receipt of written demand by Landlord, together with interest thereon at the Interest Rate from the date Tenant receives Landlord’s written demand to the date of payment by Tenant to Landlord, plus collection costs and reasonable attorneys’ fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

32. Tenant’s Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of Rent, insurance proceeds, condemnation proceeds or other income from the Property received by Landlord or out of consideration received by Landlord from the sale or other disposition, taking, damage or destruction of all or any part of Landlord’s right, title or interest in the Property, and neither Landlord nor its Agents shall be liable for any deficiency.

33. Mortgagee Protection. If Landlord defaults under this Lease, Tenant will notify by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Property, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Property by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

34. Brokers. Tenant and Landlord warrant and represent that they have had no dealings with any real estate broker or agent in connection with ‘the negotiation of this Lease, other than the Broker, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant and Landlord each agree to defend, indemnify and hold the other party and its Agents from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party. Each of Tenant and Landlord acknowledge and agree that Broker is the only broker with respect to this Lease and has therefore has acted as a dual agent of each of Tenant and Landlord. Each of Tenant and Landlord hereby consent to this dual agency and waive each against the other Party any Claim resulting from any possible or actual conflict of interest which may arise from such representation.

35. Acceptance. Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

36. Recording. Neither party shall record this Lease.

37. Quitclaim. Thirty (30) days prior to the expiration of the Term, or, if this Lease is terminated prior to the expiration of the Term, within five (5) Business Days of Landlord’s written request, Tenant shall execute, have acknowledged and deliver to Landlord a quitclaim deed of the Premises, which quitclaim deed may, at Landlord’s election, be recorded upon termination of the Lease or anytime thereafter.

38. Modifications for Lender. If, in connection with obtaining financing for the Property or any portion thereof, Landlord’s lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not adversely affect Tenant’s rights hereunder and are reasonably and customarily required by lenders in similar transactions.

39. Parking. Tenant, Tenant’s employees, guests and visitors shall have the non-exclusive right to park in the Property’s parking facilities (“Parking Facilities”) upon terms and conditions as may from time to time be reasonably established by Landlord; provided, that during the Term of this Lease, Landlord shall not charge any fees for such parking. Landlord represents that it shall generally make available for Tenant’s and its employees, guests and visitors up to fifty-five (55) parking spaces in the Property’s Parking Facilities.

40. Roof Rights.

40.1 Tenant’s Equipment. Subject to the terms and conditions set forth in this Paragraph 40, and Tenant’s receipt of all necessary governmental approvals, Tenant shall have the right to install and operate communication equipment on the roof of the Building, and related cabling within the Building risers (collectively, “Tenant’s Equipment”), at no charge to Tenant for the use of the roof and the risers, for the purpose of transmitting and/or receiving microwave or radio signals, in a manner consistent with Tenant’s business. Tenant shall, however, be responsible for all costs associated with the installation, maintenance and repair of Tenant’s Equipment as well as any utility costs associated with the operation of Tenant’s Equipment. The number, size, location and method of installing or affixing Tenant’s Equipment on the roof shall subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned so long as (a) Tenant’s Equipment can be installed and operated on the roof of the Building without damaging the Building structure, and (b) the installation and operation of Tenant’s Equipment will not interfere with any other communications equipment installed and operated on the roof of the Building by any other tenants of the Building. Installation shall be designed and supervised by a duly registered and qualified professional engineer or architect approved by the Landlord. The installation shall be actually fastened (bolted, welded or otherwise positively anchored, not ballasted) to the structure and properly flashed to the roof membrane with all necessary work to preserve the roof integrity and any warranties. Any future installations or changes in Tenant’s Equipment shall be subject to all the conditions and restrictions for original installation of Tenant’s Equipment as set forth herein, and shall be subject to Landlord’s prior approval. For any transmitting device, the Tenant shall submit data to the Landlord detailing necessary safety precautions that will be used on the installation in keeping with accepted operating and safety standards. Tenant shall not be permitted to transfer Tenant’s Equipment installation and operation rights to any other party other than a permitted assignee or sublessee. The right to operate Tenant’s Equipment shall expire upon the expiration or sooner termination of this Lease, at which time Tenant shall remove all of Tenant’s Equipment, including all cabling, from the Building and repair any damage to the Building caused by the installation, operation or removal of Tenant’s Equipment. Landlord reserves the right to install any other equipment or allow other tenants to install, maintain and operate other equipment on the roof and in the Building provided that the same do not interfere with the operation of Tenant’s Equipment. Landlord shall have the right to do maintenance, repairs and remodeling to the Building and roof space at any time without Tenant’s prior approval.

40.2 Access. Tenant may only access the roof of the Building through the existing access in the Common Area of the Building. Tenant agrees that it will not pass through other tenants’ spaces, nor will it interfere with any other tenants’ businesses. Additionally, Tenant agrees to give the Landlord reasonable notice prior to accessing the roof, any cabling or communication closets. Tenant also agrees only to access same during business hours and upon Landlord’s consent, not to be unreasonably withheld.

40.3 Cabling. In the event that Tenant desires to run any cable through the Building in connection with the installation and maintenance of Tenant’s Equipment, Tenant agrees to submit working drawings to the Landlord specifying the following: (i) the locations throughout the Building where the cable will be located; (ii) the manner in which the cabling will be run through the Building; (iii) the communications closets, if any, which will be utilized in installing and maintaining such cabling; (iv) the amount of cable which will be required to be utilized; and (v) the type of cable which will be utilized. Such working drawings are subject to Landlord’s approval, which shall not be unreasonably withheld, and Tenant shall not install any cabling or perform any work until such working drawings have been approved by the Landlord. Additionally, Tenant agrees that all cable shall be shielded cable; the cable coating shall comply with all applicable fire codes and properly labeled so that it can be identified by Landlord, Landlord’s Agents or third parties. Tenant further agrees to provide Landlord reasonable notice prior to installing any cable, and such notice shall set forth the times at which Tenant expects to be installing or working on such cables. Tenant agrees that it will not pass through other tenants’ spaces, (other than to access plenum space or communications closets) and in any event in a manner so as to not interfere with any other tenants’ businesses when installing or maintaining such cables.

41. General.

41.1 Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

41.2 Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

41.3 Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

41.4 Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

41.5 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.6 Gender, Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

41.7 Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

41.8 Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by Tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.

41.9 Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

41.10 Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease. The failure of Tenant to deliver the same to Landlord within seven (7) days of Landlord’s request therefor shall be deemed a default under this Lease.

41.11 Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease.

TENANT

Dated: 4/13/09	UBIQUITI NETWORKS, INC. a California corporation

	By:	/s/ Robert J. Pera
	Its:	President

LANDLORD

Dated: 4/13/09	91 E. TASMAN, LLC a California limited liability company

	By:	TBI-Tasman, LLC, a California limited liability company, Manager

		By:	Toeniskoetter & Breeding, Inc. Development, Manager

			By:	/s/ illegible
			Its:	President & CEO

EXHIBIT A

THE PREMISES

EXHIBIT B

THE PROPERTY

EXHIBIT C

WORK LETTER AGREEMENT

In connection with the Tenant Improvements to be installed on the Premises Landlord and Tenant hereby agree as follows:

1. Plans and Specifications for Tenant Improvements. Landlord and Tenant have reviewed and approved the space plan for the Tenant Improvements to the Premises prepared by                      dated             , 2009, a copy of which is attached hereto as EXHIBIT C-1 (the “Space Plan”). Landlord shall cause its architect to prepare and submit to Tenant final working architectural and engineering plans and specifications for the Tenant Improvements based upon the approved Space Plan (“Final Plans and Specifications”) not later than April [    ], 2009. Tenant shall cooperate diligently with Landlord’s architect, and shall furnish to such architect, within five (5) days after written request therefor, all information required by Landlord’s architect for the completion of the Final Plans and Specifications. Tenant shall notify Landlord of Tenant’s approval or disapproval of the Final Plans and Specifications within ten (10) days after Tenant’s receipt thereof. If Tenant disapproves any part of the Final Plans and Specifications, Tenant’s disapproval shall provide objections with sufficient particularity for the architect to revise the Final Plans and Specifications. Such revisions shall be subject to Landlord and Tenant’s approval, which shall not be unreasonably withheld or delayed. Following final approval of the Final Plans and Specifications by Landlord and Tenant, such plans shall be submitted by Landlord to the appropriate governmental body for plan checking and a building permit.

2. Construction and Work Quality. Landlord shall construct or install the Tenant Improvements in a good and workmanlike manner in compliance with (a) the Final Plans and Specifications approved by Landlord and Tenant, (b) all applicable laws, rules, regulations, and (c) the building permit issued by the City of San Jose for such construction. Landlord shall arrange for the Tenant Improvements to be fully warranted (labor and materials) by the general contractor, subcontractor, or appropriate supplier, as the case may be, for a period of one (1) year from the completion thereof.

3. Payment of Tenant Improvements Cost. Landlord shall construct, at its sole cost and expense, the Tenant Improvements shown on the approved Space Plan, using building standard finishes and materials, or such materials and finishes as may be set forth on EXHIBIT C-1. If Tenant requests any changes or substitutions to the Tenant Improvements shown and described on the approved Space Plan, any additional costs therefore, including architectural and space planning fees resulting from such changes, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has provided Tenant with an itemized invoice for such additional costs.

4. Change Requests. No revisions to the approved Final Plans and Specifications shall be made by either Landlord or Tenant unless approved in writing by both parties. Landlord agrees to make all changes: (i) required by any public agency to conform with governmental regulations or other applicable laws, or (ii) reasonably requested in writing by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Any costs related to any changes requested by Tenant shall be paid for by Tenant as set forth in Paragraph 3. Costs related to such changes shall include, without limitation, any architectural or design fees and Landlord’s general contractor’s price for effecting the change.

EXHIBIT C-1

SPACE PLAN

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”), dated as of April 29, 2009, is entered into by and between 91 E. Tasman, LLC, a California limited liability company (“Landlord”), and Ubiquiti Networks, Inc., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease dated April 29, 2009 (the “Lease”) for the premises consisting of approximately 18,154 rentable square feet (the “Premises”) in the building located at 91 East Tasman Drive, San Jose, California.

B. Landlord and Tenant now desire to amend the Lease to adjust the schedule of Monthly Rent payable for the first twelve (12) months of the Term.

AGREEMENT

In consideration of the mutual covenants set forth herein, and other valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Monthly Rent. The schedule of net Monthly Rent set forth in paragraph 1.6 of the Lease and in the Lease Summary is hereby deleted and replaced with the following schedule:

Months of Term	Monthly Rent
first	$40,572.00
2 through 3	$0.00/month
4 through 12	$20,000.00/month
13 through 24	$25,416.00/month
25 through 36	$26,323.00/month

The net Monthly Rent in the amount of $24,508.00 that was originally due for the fourth month of the Term and paid by Tenant upon execution of the Lease, shall now be applied against the net Monthly Rent due for the first month of the Term, and Tenant shall pay the balance of the net Monthly Rent due for the first month of Term on or before the Commencement Date.

2. No Other Modifications. Except as set forth in this First Amendment, the Lease is unmodified and in full force and effect.

LANDLORD			TENANT
91 E. TASMAN, LLC, a California limited liability company			UBIQUITI NETWORKS, INC., a California corporation

By: TBI-Tasman, LLC, a California limited liability company, Manager			By:	/s/ Robert J. Pera

By:	Toeniskoetter & Breeding, Inc. Development, Manager		Its:	President

	By:	/s/ Brad W. Krouskup
Brad W. Krouskup, President and Chief Executive Officer